EXHIBIT 99.1

CORRECTION - Lifeway Foods Announces Record Fourth Quarter and Full Year 2012 Financial Results

Morton Grove, IL -- April 5, 2013 -- In the news release, Lifeway Foods Announces Record Fourth Quarter and Full Year 2012 Financial Results, issued April 1, 2013 by Lifeway Foods, Inc. (the “Company”) over PRNewswire, we are advised by the Company that certain ministerial errors occurred.  The complete, corrected release follows:

Fourth Quarter and Full Year 2012 Highlights

●	Net sales increased 24% to $20.8 million for the quarter, and net sales increased 16% to $81.4 million for the year

●	Gross profit increased 86% from the fourth quarter 2012 when compared to the same period in 2011, and 29% for 2012 when compared to 2011

●	Gross profit margin increased to 33% for the fourth quarter 2012, from 22% in 2011, and to 34% for the year, from 30% in 2011

●	Record earnings per diluted share of $0.07 for the quarter, and record earnings per diluted share of $0.34 for the year

"In 2012, we continued to execute on our strategic goals as we increased awareness and distribution of Lifeway's kefir products to report record sales and earnings results," said Julie Smolyansky, CEO of Lifeway Foods, Inc.  "We are confident about our future growth and we expect 2013 to be another year of strong sales and profitability as new and existing consumers choose Lifeway Foods as a provider of wholesome, nutritious kefir products for themselves and their families.  Additionally, we expect gross revenues for our first quarter 2013, which ended March 29, 2013, to be approximately 30% higher when compared to the same period in 2012, and we expect to continue this momentum throughout the year."

Fourth Quarter Results
Fourth quarter of 2012 gross sales increased 22% to $22.9 million compared to $18.7 million for the fourth quarter of 2011.  This increase is primarily attributable to increased sales and awareness of the Company's flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.

Fourth quarter total consolidated net sales increased 24% to $20.8 million from $16.8 million in the fourth quarter of 2011.  Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.  The total allowance for promotions and discounts in the fourth quarter of 2012 was approximately $2.0 million or 10% of gross sales, compared to $2.0 million or 10.5% of gross sales in the same period last year.

Cost of goods sold as a percentage of net sales, excluding depreciation expense, were approximately 65% during the fourth quarter of 2012, compared to approximately 76% during the same period in 2011. Gross profit for the fourth quarter of 2012 increased 86% to approximately $6.8 million, compared to approximately $3.7 million in the fourth quarter of the prior year. The gross profit margin increased to 33% in the fourth quarter 2012 versus 22% in the fourth quarter of 2011. The increase was primarily attributable to lower costs of transportation and other petroleum-based production supplies, and the decreased cost of conventional milk, the Company’s largest raw material.  The total cost of milk was approximately 5% lower during the fourth quarter 2012 when compared to the same period in 2011.

Operating expenses as a percentage of net sales were approximately 24% during the fourth quarter of 2012, compared to approximately 25% during the same period in 2011.  This was primarily attributable to an increase in selling expenses, which increased by $0.6 million to $3.2 million during the fourth quarter of 2012, from $2.6 million during the same period in 2011.

The Company reported income from operations of $1.80 million during the fourth quarter of 2012, an improvement of $2.3 million from a loss of $0.5 million during the same period in 2011.

Provision for income tax was $0.7 million or a 40% effective tax rate for the fourth quarter compared to a benefit of $0.1 million during the same period in 2011.

Total net income was $1.1 million, or $0.07 per diluted share, for the three-month period ended December 31, 2012 compared to a net loss of $0.4 million, or a loss of $0.02 per diluted share, in the same period in 2011.

2012 Year End Results
Total consolidated gross sales increased 16% or $12.6 million to approximately $89.8 million during the twelve-month period ended December 31, 2012 from $77.1 during the same twelve-month period in 2011.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.

Total consolidated net sales increased 16% or $11.4 million to $81.4 million during the twelve-month period ended December 31, 2012 from $70.0 million during the same twelve month period in 2011.

Cost of goods sold as a percentage of net sales, excluding depreciation expense, were approximately 64% during the twelve-month period ended December 31, 2012, compared to approximately 67% during the same period in 2011. Gross profit for 2012 increased 29% to $27.4 million, compared to $21.3 million in 2011. The Company’s gross profit margin increased to 34% versus 30% in 2011.

Total operating income increased $3.8 million, or approximately 74%, to $8.8 million during the twelve-month period ended December 31, 2012, from $5.1 million during the same period in 2011.

Total net income was $5.6 million, or $0.34 per share, for the twelve-month period ended December 31, 2012 compared to $2.9 million, or $0.17 per share, in the same period in 2011.

On March 29, 2013, the Company concluded that the consolidated statements of income for the year-to-date periods ended March 31, 2012, June 30, 2012 and September 30, 2012, including comparatively presented periods, that were previously included in its Quarterly Reports on Forms 10-Q filed in 2012 should be restated as a result to update the accounting presentation of production activity within cost of goods sold from general and administrative operating expenses. These restatements result in increases in cost of goods sold and corresponding decreases in general and administrative operating expenses. These restatements had no impact on the Company’s previously reported net income, condensed consolidated balance sheets or consolidated statements of cash flows. Further information regarding this restatement can be found in the Company’s Form 8-K filing dated April 1, 2013.

Balance Sheet/Cash Flow Highlights
The Company had a net increase in cash and cash equivalents of $1.2 million during the twelve-month period ended December 31, 2012 compared to a net decrease in cash and cash equivalents of $2.1 million during the same period in 2011.  The Company had cash and cash equivalents of $2.3 million as of December 31, 2012 compared to cash and cash equivalents of $1.1 million as of December 31, 2011.

Total stockholder’s equity was $39.3 million as of December 31, 2012, which is an increase of $4.0 million when compared to December 31, 2011.  This is primarily due the increase in retained earnings of $4.5 million when compared to December 31, 2011.

Conference Call
The Company will host a conference call to discuss these results with additional comments and details today, Monday, April 1, 2013 at 4:35 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Lifeway Foods’ website at www.lifeway.net, and will be archived online through April 15, 2013.  In addition, listeners may dial 877-407-3982 in North America, and international listeners may dial 201-493-6780. Participants from the Company will be Julie Smolyansky, President and Chief Executive Officer, and Edward Smolyansky, Chief Financial Officer.

About Lifeway Foods
Lifeway Foods, Inc. (Nasdaq:LWAY), recently named one of Fortune Small Business’ Fastest Growing Companies for the fifth consecutive year, is America’s leading supplier of the cultured dairy products known as kefir and organic kefir. Lifeway Kefir is a dairy beverage that contains 10 exclusive live and active probiotic cultures plus ProBoost™. In addition to its line of Kefir products, the company produces a variety of Frozen Kefir and probiotic cheese products. Lifeway also sells frozen kefir, kefir smoothies and kefir parfaits through its Starfruit™ retail stores.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir
Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir
YouTube: http://www.youtube.com/user/lifewaykefir

Forward Looking Statements
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company’s reports filed with the Securities and Exchange Commission.

Contact:
Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net

Investor Relations:
ICR
Katie Turner
John Mills
646.277.1228

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
December 31, 2012 and 2011

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$2,286,226	$1,115,150
Investments	1,869,888	1,695,044
Certificates of deposits in financial institutions	450,000	300,000
Inventories	5,939,186	4,954,475
Accounts receivable, net of allowance for doubtful accounts and discounts	8,723,737	7,950,276
Prepaid expenses and other current assets	97,138	79,630
Other receivables	8,825	224,204
Deferred income taxes	234,687	338,690
Refundable income taxes	84,828	41,316
Total current assets	$19,694,515	$16,698,785

Property and equipment, net	14,986,776	15,198,822

Intangible assets
Goodwill and other non-amortizable brand assets	14,068,091	14,068,091
Other intangible assets, net of accumulated amortization of $3,842,756 and 3,087,940 at December 31, 2012 and 2011, respectively	4,463,242	5,218,060
Total intangible assets	18,531,333	19,286,151

Other Assets
Long-term accounts receivable net of current portion	294,000	289,550
Total assets	$53,506,624	$51,473,308
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Checks written in excess of bank balances	$0	592,040
Current maturities of notes payable	542,981	1,540,716
Accounts payable	4,256,725	4,386,239
Accrued expenses	1,155,677	553,725
Accrued income taxes	254,311	0
Total current liabilities	6,209,694	7,072,720

Notes payable	4,955,945	5,539,836

Deferred income taxes	3,028,518	3,503,595
Total liabilities	14,194,157	16,116,151

Stockholders' equity
Common stock, no par value; 20,000,000 shares authorized; 17,273,776 shares issued; 16,346,017 shares outstanding at December 31, 2012; 17,273,776 shares issued; 16,409,317 shares outstanding at December 31, 2011	6,509,267	6,509,267
Paid-in-capital	2,032,516	2,032,516
Treasury stock, at cost	(8,187,682)	(7,606,974)
Retained earnings	38,904,777	34,431,296
Accumulated other comprehensive income (loss), net of taxes	53,591	(8,948)
Total stockholders' equity	39,312,469	35,357,157
Total liabilities and stockholders' equity	$53,506,626	$51,473,308

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
For the Years Ended December 31, 2012 and 2011

	Year Ended December 31,
	2012		2011

Sales	$89,754,007		$77,122,999)
Less: discounts and allowances	(8,402,742)		(7,152,590)
Net sales	81,351,265	81,351,265	69,970,409	69,970,409
Cost of goods sold		52,295,464		47,151,776
Depreciation expense		1,629,594		1,552,961
Total cost of goods sold		53,925,058		48,704,737
Gross profit		27,426,207		21,265,672
Selling expenses		11,506,707		10,114,902
General and administrative		6,319,972		5,290,446
Amortization expense		754,817		783,833

Total operating expenses		18,581,496		16,189,181

Income from operations		8,844,711		5,076,491

Other income (expense):
Interest and dividend income		85,383		70,611
Rental income		12,285		7,150
Interest expense		(177,622)		(247,342)
Impairment of Investment		0		(36,032)
Gain (loss) on sale of investments, net		71,286		(29,256)
Other Expense		(11,169)		(8,364)
Total other income (expense)		(19,837)		(243,233)

Income before provision for income taxes		8,824,874		4,833,258

Provision for income taxes		3,205,076		1,977,837
Net income		$5,619,798		2,855,421

Basic and diluted earnings per common share		.34		0.17

Weighted average number of shares outstanding		16,373,224		16,442,948

COMPREHENSIVE INCOME

Net income		$5,619,798		$2,855,421

Other comprehensive income (loss), net of tax:
Unrealized gains on investments (net of tax)		102,816		17,616
Less reclassification adjustment for (gains) losses included in net income (net of taxes)		(40,277)		16,530
Comprehensive income		$5,682,337		$2,889,567

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011

	December 31,
	2012	2011

Cash flows from operating activities:
Net income	$5,619,798	$$2,855,421
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	2,384,411	2,336,794
Loss (gain) on sale of investments, net	(71,286)	29,256
Loss on disposition of equipment	11,169	20,135
Impairment of Investment	0	36,032
Deferred income taxes	(434,896)	68,217
Bad Debt Expense	435,344	48,240
(Increase) decrease in operating assets:
Accounts receivable	(1,213,253)	(1,494,790)
Other receivables	215,379	(119,524)
Inventories	(984,711)	(969,101)
Refundable income taxes	(43,512)	865,432
Prepaid expenses and other current assets	(17,508)	78,685
Increase (decrease) in operating liabilities:
Accounts payable	(129,514)	202,758
Accrued expenses	601,952	84,466
Income taxes payable	254,311	0
Net cash provided by operating activities	6,627,684	4,042,021

Cash flows from investing activities:
Purchases of investments	(1,452,672)	(2,434,340)
Proceeds from sale of investments	1,475,730	1,810,816
Investments in certificates of deposits	(150,255)	(50,000)
Purchases of property and equipment	(1,428,717)	(1,439,133)
Net cash used in investing activities	(1,555,914)	(2,112,657)

Cash flows from financing activities:
Proceeds of note payable	250,000	2,000,000
Checks written in excess of bank balances	(592,040)	(749,170)
Purchases of treasury stock	(580,708)	(1,181,428)
Dividends paid	(1,146,317)	—
Repayment of notes payable	(1,831,626)	(4,113,555)
Net cash used in financing activities	(3,900,691)	(4,044,153)

Net (decrease) increase in cash and cash equivalents	1,171,079	(2,114,789)

Cash and cash equivalents at the beginning of the period	1,115,150	3,229,939

Cash and cash equivalents at the end of the period	$2,286,226	$1,115,150